Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-177366 on Form S-8 of our report dated April 23, 2013 relating to the consolidated financial statements of Renren Inc., its subsidiaries and its variable interest entities (collectively the “Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Group’s adoption of the authoritative guidance on the presentation of comprehensive income), and our report dated April 23, 2013 relating to the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Renren Inc. for the year ended December 31, 2012.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People’s Republic of China
April 23, 2013